EXHIBIT 5.1

              [McGuire, Woods, Battle & Boothe, L.L.P. Letterhead]


October 29, 1998
Board of Directors
Fort James Corporation
1650 Lake Cook Road
Deerfield, Illinois  60015

Gentlemen:

     We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Registration Statement"), with respect to the offering of up to $20,000,000 of deferred compensation obligations of Fort James Corporation (the "Company") to be issued pursuant to the Fort James Corporation MIP Bonus Deferral Plan (the "Plan").

     We are familiar with the Registration Statement and have examined such corporate documents and records, including the Plan, and such matters of law as we have considered appropriate to enable us to render the following opinion. On the basis of the foregoing, we are of the opinion that:

     The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia and has the power to issue up to $20,000,000 in deferred compensation obligations that are to be registered with the Securities and Exchange Commission on a Form S-8 Registration Statement.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/McGuire, Woods, Battle & Boothe LLP